Exhibit 99.1

California Pizza Kitchen Announces Financial Results for the First Quarter of 2008

LOS ANGELES--(BUSINESS WIRE)--California Pizza Kitchen, Inc. (Nasdaq: CPKI) today reported revenues and net income for the first quarter ended March 30, 2008.

Highlights for the first quarter of 2008 relative to the same quarter a year ago were as follows:

  Total revenues grew approximately 10.3% to $164.7 million
  Comparable restaurant sales increased 0.4%
  Net income of $2.5 million, or $0.09 per diluted share

Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, Inc., stated, "Despite a challenging macro economic environment we were pleased to exceed the high end of our recently announced earnings guidance range. We credit our focus on execution, cost management and our new bonus incentive program which align operational and shareholder goals. We continue to believe consumers will be under pressure for some time, however we remain committed to executing against our business plan in 2008. We have several initiatives between now and the end of the year and we are excited about the combination of innovative menu items, remodels, marketing programs and technology initiatives that will help drive our business forward in a tough environment.”

Rosenfield and Flax concluded, “Our commitment to enhancing long-term shareholder value is framed by a multi-dimensional strategy that develops full service CPK restaurants and expands our highly profitable Kraft, international and domestic franchising revenue streams. We have complemented these initiatives with a capital allocation strategy highlighted by our accelerated share repurchase program which we view as an excellent investment as well as an effective method to return capital to shareholders.”

Average weekly sales for the Company's 188 full service restaurants were $65,489 in the first quarter of 2008 compared to $65,904 for the same quarter last year.

During the first quarter, the Company added five full service restaurants in Anaheim, California; Boca Raton, Florida; Philadelphia, Pennsylvania; Tukwila, Washington and Marietta, Georgia. In addition, the Company's international franchise partner Grupo Calpik, S.A. de C.V added one full service restaurant in the Santa Fe area of Mexico City, Mexico.

The Company also updated its previous earnings guidance for fiscal 2008 as follows:

  Comparable restaurant sales of negative 1.0% to 0.0%
  Opening approximately 12 full service restaurants
  Opening a minimum of six international full service franchise restaurants
  Opening a minimum of four domestic CPK/ASAP franchise restaurants
  Opening one LA Food Show restaurant
  Earnings of $0.59-$0.65 per diluted share, including approximately $0.02 accretion related to the accelerated stock repurchase

The Company will host a conference call today at approximately 4:30 pm ET. A webcast of the conference call can be accessed at www.cpk.com.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.90. As of May 8, 2008 the company operates, licenses or franchises 239 locations, of which 198 are company-owned and 41 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate" and similar words.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Selected Unaudited Consolidated Financial and Operating Data
(Dollars in thousands, except for per share and operating data)

	Quarter Ended
	March 30,	April 1,
	2008	2007

Statement of Income:

Revenues:
Restaurant sales	$162,768	$147,844
Royalties from Kraft licensing agreement	871	712
Domestic franchise revenues	659	523
International franchise revenues	419	287
Total revenues	164,717	149,366

Costs and expenses:
Food, beverage and paper supplies	39,687	36,376
Labor (1)	62,099	56,199
Direct operating and occupancy	33,187	28,695
Cost of sales	134,973	121,270

General and administrative (2)	13,061	12,790
Depreciation and amortization	10,951	8,541
Pre-opening costs	1,668	1,350

Total costs and expenses	160,653	143,951

Operating income	4,064	5,415

Other (expense) income, net:
Interest expense	(550)	-
Interest income	49	86
Total other (expense) income, net	(501)	86

Income before income tax provision	3,563	5,501
Income tax provision	1,106	1,904
Net income	$2,457	$3,597

Net income per common share:
Basic	$0.09	$0.12
Diluted	$0.09	$0.12

Shares used in computing net income per common share (in thousands) (3):

Basic	26,757	29,058
Diluted	26,817	30,005

Operating Data:
Locations open at end of period	237	210
Company-owned full service restaurants open at end of period
	188	168
Average weekly company-owned full service restaurant sales
	$65,489	$65,904
18-month comparable company-owned restaurant sales increase
	0.4%	4.7%

(1) Labor expense for the three months ended March 30, 2008 includes approximately $210,000 of stock-based compensation, compared to $219,000 in the three months ended April 1, 2007.
(2) General and administrative expense for the three months ended March 30, 2008 includes approximately $1.4 million of stock-based compensation, compared to $2.1 million in the three months ended April 1, 2007.
(3) Includes effect of 3-for-2 stock split effective June 19, 2007.

	Quarter Ended
	March 30,	April 1,
	2008	2007

Statement of Income Percentages (1):

Revenues:
Restaurant sales	98.8%	99.0%
Royalties from Kraft licensing agreement	0.5%	0.5%
Domestic franchise revenues	0.4%	0.3%
International franchise revenues	0.3%	0.2%
Total revenues	100.0%	100.0%

Costs and expenses:
Food, beverage and paper supplies	24.4%	24.6%
Labor (2)	38.2%	38.0%
Direct operating and occupancy	20.3%	19.4%
Cost of sales	82.9%	82.0%

General and administrative (3)	7.9%	8.6%
Depreciation and amortization	6.6%	5.7%
Pre-opening costs	1.0%	0.9%
Store closure costs	0.0%	0.0%

Total costs and expenses	97.5%	96.4%

Operating income	2.5%	3.6%

Other (expense) income, net:
Interest expense	-0.3%	0.0%
Interest income	0.0%	0.1%
Total other (expense) income, net	-0.3%	0.1%

Income before income tax provision	2.2%	3.7%
Income tax provision	0.7%	1.3%
Net income	1.5%	2.4%

(1) Percentages are expressed as a percentage of total revenues, except for cost of sales which is expressed as a percentage of restaurant sales.
(2) Labor percentage includes approximately 10 basis points of stock-based compensation in both the three months ended March 30, 2008 and the three months ended April 1, 2007.
(3) General and administrative percentage includes approximately 90 basis points of stock-based compensation in the three months ended March 30, 2008, compared to 140 basis points in the three months ended April 1, 2007.

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

Selected Consolidated Balance	March 30,	December 30,
Sheet Information	2008	2007

Cash and cash equivalents	$12,435	$10,795
Total assets	371,708	367,128
Total debt	70,000	21,000
Stockholders' equity	172,859	218,137
California Pizza Kitchen, Inc.
Units Summary

	Total Units at				Total Units at
First Quarter 2008	December 30, 2007	Opened	Acquired	Closed	March 30, 2008
Company-owned full service domestic	183	5	-	-	188
Company-owned ASAP domestic	9	-	-	-	9
Company-owned LA Food Show	1	-	-	-	1
Franchised domestic	17	-	-	-	17
Franchised international	18	1	-	-	19
Sports and entertainment venues	3	-	-	-	3
Total	231	6	-	-	237

CONTACT:
California Pizza Kitchen, Inc.
media, Sarah Grover
investors, Sue Collyns
310-342-5000